                                           -------------------------------------
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. _______)*



                            SIMULATION SCIENCES INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
-------------------------------------------------------------------------------
                          (Title of Class of Securities)


                                   829213107
-------------------------------------------------------------------------------
                                 (Cusip Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 829213107                  13G                     PAGE 2 OF 12 PAGES

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Ellen Ye Lum Wang, as Trustee of the Wang 1996 GRAT 1-2, dated
           5/24/96
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

     NUMBER OF SHARES             0
                            ---------------------------------------------------
  BENEFICIALLY OWNED BY     6     SHARED VOTING POWER

  EACH REPORTING PERSON           0
                            ---------------------------------------------------
          WITH              7     SOLE DISPOSITIVE POWER

                                  0
                            ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0
-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           00 (Group)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT


SEC 1745 (2-95)

CUSIP NO. 829213107                  13G                     PAGE 3 OF 12 PAGES

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Yui Loong Wang, as Trustee of the Wang 1996 GRAT 2-2, dated
           5/24/96
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

     NUMBER OF SHARES             0
                            ---------------------------------------------------
  BENEFICIALLY OWNED BY     6     SHARED VOTING POWER

  EACH REPORTING PERSON           0
                            ---------------------------------------------------
          WITH              7     SOLE DISPOSITIVE POWER

                                  0
                            ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0
-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           00 (Group)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 829213107                  13G                     PAGE 4 OF 12 PAGES

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Ellen Ye Lum Wang, as Trustee of the Wang 1996 GRAT 1-10, dated
           5/24/96
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

     NUMBER OF SHARES             45,475
                            ---------------------------------------------------
  BENEFICIALLY OWNED BY     6     SHARED VOTING POWER

  EACH REPORTING PERSON           0
                            ---------------------------------------------------
          WITH              7     SOLE DISPOSITIVE POWER

                                  45,475
                            ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           45,475
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.3%
-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           00 (Group)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 829213107                  13G                     PAGE 5 OF 12 PAGES

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Yui Loong Wang, as Trustee of the Wang 1996 GRAT 2-10, dated
           5/24/96
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

     NUMBER OF SHARES             45,475
                            ---------------------------------------------------
  BENEFICIALLY OWNED BY     6     SHARED VOTING POWER

  EACH REPORTING PERSON           0
                            ---------------------------------------------------
          WITH              7     SOLE DISPOSITIVE POWER

                                  45,475
                            ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           45,475
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.3%
-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           00 (Group)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 829213107                  13G                     PAGE 6 OF 12 PAGES

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Y. L. Wang and Ellen Y. L. Wang, Trustees, Wang Family Trust UTD June 10, 1987
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

     NUMBER OF SHARES             0
                            ---------------------------------------------------
  BENEFICIALLY OWNED BY     6     SHARED VOTING POWER

  EACH REPORTING PERSON           343,326
                            ---------------------------------------------------
          WITH              7     SOLE DISPOSITIVE POWER

                                  0
                            ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  343,326
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           343,326
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           2.4%
-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           00 (Group)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 829213107                  13G                     PAGE 7 OF 12 PAGES

-------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Yui Loong Wang
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                       (a)  [x]
                                                                       (b)  [ ]
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

     NUMBER OF SHARES             30,746
                            ---------------------------------------------------
  BENEFICIALLY OWNED BY     6     SHARED VOTING POWER

  EACH REPORTING PERSON           0
                            ---------------------------------------------------
          WITH              7     SOLE DISPOSITIVE POWER

                                  30,746
                            ---------------------------------------------------
                            8     SHARED DISPOSITIVE POWER

                                  0
-------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           30,746
-------------------------------------------------------------------------------
    10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------
    11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0.2%
-------------------------------------------------------------------------------
    12     TYPE OF REPORTING PERSON*

           00 (Group)
-------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO.   829213107                                        PAGE 8 OF 12 PAGES


ITEM 1.

         (a)     NAME OF ISSUER:   Simulation Sciences Inc.

         (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                 601 S. Valencia Avenue
                 Brea, CA  92823

ITEM 2.

         (a) NAME OF PERSON FILING: This statement is filed by and on behalf of :

                 (i) Ellen Ye Lum Wang, as Trustee of the Wang 1996 GRAT 1-2, dated 5/24/96
                 (ii) Yui Loong Wang, as Trustee of the Wang 1996 GRAT 2-2, dated 5/24/96
                 (iii) Ellen Ye Lum Wang, as Trustee of the Wang 1996 GRAT 1-10, dated 5/24/96
                 (iv) Yui Loong Wang, as Trustee of the Wang 1996 GRAT 2-10, dated 5/24/97
                 (v) Y. L. Wang and Ellen Y. Wang, Trustees, Wang Family Trust UTD June 10, 1987
                 (vi)     Yui Loong Wang


         (b) ADDRESS OF PRINCIPAL OFFICE: The address of each of the foregoing is:

                 649 Nenno Avenue
                 Placentia, CA  92870

         (c)     CITIZENSHIP:

                 United States

         (d)     TITLE OF CLASS OF SECURITIES:  Common Stock

         (e)     CUSIP NUMBER:  829213107

ITEM 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:

         N/A

ITEM 4.  OWNERSHIP

CUSIP NO.   829213107                                        PAGE 9 OF 12 PAGES


        (a)      AMOUNT BENEFICIALLY OWNED:

                       0 -- Ellen Ye Lum Wang, as Trustee of the Wang 1996
                            GRAT 1-2, dated 5/24/96
                       0 -- Yui Loong Wang, as Trustee of the Wang 1996
                            GRAT 2-2, dated 5/24/96
                  45,475 -- Ellen Ye Lum Wang, as Trustee of the Wang 1996
                            GRAT 1-10, dated 5/24/96
                  45,475 -- Yui Loong Wang, as Trustee fo the Wang 1996
                            GRAT 2-10, dated 5/24/96
                 343,326 -- Y.L. Wang and Ellen Y.L. Wang, Trustees, Wang
                            Family Trust UTD June 10, 1987
                  30,746 -- Yui Loong Wang has a right to acquire (shares
                            are fully vested in a 401(k) account)
               ---------
                 465,022 -- Aggregate number of shares

        (b)     PERCENT OF CLASS*:  3.3%

        (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                (i)   Sole power to vote or to direct
                      the vote:
                            Ellen Ye Lum Wang                  45,475
                            Yui Loong Wang                     76,221
               (ii)   Shared power to vote or to direct
                      the vote:
                            Y.L. Wang and Ellen Y.L. Wang     343,326
              (iii)   Sole power to dispose or direct the
                      disposition of :
                            Ellen Ye Lum Wang                  45,475
                            Yui Loong Wang                     76,221
               (iv)   Shared power to dispose or direct the
                      disposition of:
                            Y.L. Wang and Ellen Y.L. Wang     343,326



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         [X]




----------------------
* Combined with other members of the group, the total ownership of the group is less than 5% of the class as of December 31, 1997.

CUSIP NO.   829213107                                      PAGE 10 OF 12 PAGES


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         See attached Exhibit A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N/A

ITEM 10. CERTIFICATION

         N/A

                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                   February 3,1998
                                       -----------------------------------------
                                                         Date


                                                /s/ ELLEN YE LUM WANG
                                       -----------------------------------------
                                                        Signature


                                         Ellen Ye Lum Wang, as Trustee of the
                                           Wang 1996 GRAT 1-2, dated 5/24/96
                                       -----------------------------------------
                                                        Name/Title

CUSIP NO.   829213107                                       PAGE 11 OF 12 PAGES



                                                   February 3, 1998
                                       -----------------------------------------
                                                         Date


                                                  /s/ YUI LOONG WANG
                                       -----------------------------------------
                                                       Signature


                                           Yui Loong Wang, as Trustee of the
                                           Wang 1996 GRAT 2-2, dated 5/24/96
                                       -----------------------------------------
                                                      Name/Title


                                                    February 3, 1998
                                       -----------------------------------------
                                                          Date


                                                 /s/ ELLEN YE LUM WANG
                                       -----------------------------------------
                                                        Signature


                                          Ellen Ye Lum Wang, as Trustee of the
                                           Wang 1996 GRAT 1-10, dated 5/24/96
                                       -----------------------------------------
                                                        Name/Title


                                                     February 3, 1998
                                       -----------------------------------------
                                                           Date


                                                   /s/ YUI LOONG WANG
                                       -----------------------------------------
                                                         Signature


                                           Yui Loong Wang, as Trustee of the
                                           Wang 1996 GRAT 2-10, dated 5/24/96
                                       -----------------------------------------
                                                         Name/Title

CUSIP NO.   829213107                                        PAGE 12 OF 12 PAGES


                                                  February 3, 1998
                                       -----------------------------------------
                                                         Date


                                             /s/ Y. L. WANG/ELLEN Y. WANG
                                       -----------------------------------------
                                                        Signature


                                       Y. L. Wang and Ellen Y. Wang, as Trustee
                                             of the Wang Family Trust UTD
                                                     June 10, 1987
                                       -----------------------------------------
                                                     Name/Title


                                                  February 3, 1998
                                       -----------------------------------------
                                                         Date


                                                  /s/ YUI LOONG WANG
                                       -----------------------------------------
                                                       Signature


                                                     Yui Loong Wang
                                       -----------------------------------------
                                                       Name/Title

                                   EXHIBIT A
                                   ---------

         The following entities and individual agree to vote their shares as a group:

                                                  February 3, 1998
                                       -----------------------------------------
                                                        Date


                                               /s/ ELLEN YE LUM WANG
                                       -----------------------------------------
                                                      Signature


                                         Ellen Ye Lum Wang, as Trustee of the
                                          Wang 1996 GRAT 1-2, dated 5/24/96
                                       -----------------------------------------
                                                      Name/Title


                                                   February 3, 1998
                                       -----------------------------------------
                                                         Date


                                                  /s/ YUI LOONG WANG
                                       -----------------------------------------
                                                       Signature


                                          Yui Loong Wang, as Trustee of the
                                          Wang 1996 GRAT 2-2, dated 5/24/96
                                       -----------------------------------------
                                                       Name/Title

                                                    February 3, 1998
                                       -----------------------------------------
                                                          Date


                                                /s/ ELLEN YE LUM WANG
                                       -----------------------------------------
                                                        Signature


                                         Ellen Ye Lum Wang, as Trustee of the
                                          Wang 1996 GRAT 1-10, dated 5/24/96
                                       -----------------------------------------
                                                        Name/Title

                                                   February 3, 1998
                                       -----------------------------------------
                                                         Date


                                                  /s/ YUI LOONG WANG
                                       -----------------------------------------
                                                       Signature


                                          Yui Loong Wang, as Trustee of the
                                          Wang 1996 GRAT 2-10, dated 5/24/96
                                       -----------------------------------------
                                                      Name/Title


                                                    February 3, 1998
                                       -----------------------------------------
                                                          Date


                                             /s/ Y. L. WANG/ELLEN Y. WANG
                                       -----------------------------------------
                                                        Signature


                                       Y. L. Wang and Ellen Y. Wang, as
                                       Trustee or the Wang Family Trust
                                       UTD June 10, 1987
                                       -----------------------------------------
                                                     Name/Title

                                                  February 3, 1998
                                       -----------------------------------------
                                                         Date


                                                 /s/ YUI LOONG WANG
                                       -----------------------------------------
                                                       Signature


                                                    Yui Loong Wang
                                       -----------------------------------------
                                                      Name/Title